                                                                   EXHIBIT 99.11

CONTACT:     Robert S. Raley, Jr.                          TFC ENTERPRISES, INC.
             757-858-4054                                           NEWS RELEASE

*FOR IMMEDIATE RELEASE*

TPC ENTERPRISES ANNOUNCES PROGRESS ON
CREDIT FACILITY NEGOTIATIONS WITH GECC

NORFOLK, VA, November 20, 1996 /PRNewswire/ -- TFC Enterprises, Inc. (NASDAQ:
TFCE) today announced that its subsidiary The Finance Company (TFC) had executed a commitment letter with its primary lender, General Electric Capital Corporation (GECC), for an extension of its credit facility. Under the terms of this letter, the new amended and restated Loan and Security Agreement (LSA) would run through December 31, 1998, and provide a $150 million credit line to TFC. Under the terms of the new LSA, GECC would be granted warrants to purchase up to 5% of the outstanding shares of TFC Enterprises, Inc. at $2.00 per share over a 4-year period. The new facility would carry an interest rate of 400 basis points over 30-day LIBOR with the ability to reduce the rate to 350 basis points over 30-day LIBOR if certain covenant reductions are met. TFC is currently using approximately $72 million of this facility.

"We are pleased and excited with the terms of this commitment letter" said Robert S. Raley, Chairman and CEO. He added "this will provide the funding that gives the Company the opportunity to achieve its business plan for 1997 and 1998."

Additionally, the Company announced that its subsidiary First

Community Finance (FCF) has received a non-binding letter of proposal for a credit facility of $15 million from Hibernia National Bank, located in New Orleans, LA. Hibernia commenced its due diligence on November 11, 1996. Although at this stage the Company cannot offer any assurance that this facility will be funded, it is encouraged by Hibernia's interest in the FCF facility.

Although the Company has executed the commitment letter with GECC, given the uncertainties associated with the negotiations still to occur, it cannot offer any assurance that it will be able to enter into a definitive LSA on terms consistent with the letter. Subject to these uncertainties, the Company hopes that the LSA will be executed within the next few weeks. The Company also is still negotiating with its other two principal lenders regarding the terms of existing forbearance agreements. The Company hopes that the signing of the GECC commitment letter will help to resolve similar issues with these other lenders.

The Company also announced that it has filled its Chief Financial Officer and Controller positions. The positions previously held by two employees have been combined and will be filled by David W. Karsten. Mr. Karsten began employment on November 4, 1996, and will be headquartered at the Company's Executive Offices in Norfolk, VA. His background includes 11 years with an insurance company as senior vice president and controller, and 5 years with a Big Six public accounting firm, both in the Washington, DC, area. Mr. Karsten received his MBA from the Kellogg Graduate School of Management at Northwestern University and has been a CPA since 1976.

In addition to historical information, this press release contains forward looking statements that are subject to risks and uncertainties that could cause the Company's actual results to differ materially from those anticipated in these forward looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which reflect management's current analysis. For example, during 1997 the Company's operations could be materially adversely affected if interest rates were to rise, if credit experience deteriorated, or the Company were to face increased competition.

TFC Enterprises, Inc., through its wholly-owned subsidiary The Finance Company specializes in purchasing and servicing installment sales contracts originated by automobile and motorcycle dealers. Through First Community Finance, Inc., another wholly-owned subsidiary, TFC Enterprises, Inc. is involved in the direct origination and servicing of small consumer loans. Based in Norfolk, VA, TFC Enterprises, Inc., also has offices in Dallas, TX; Jacksonville, FL; San Diego, CA; and throughout Virginia and North Carolina.